Exhibit 99.1

For Release: Thursday, April 23, 7:30 a.m. EDT

GM Reports Solid First Quarter Operating Performance
Reaffirms 2015 outlook

•	EBIT-adjusted of $2.1 billion, up $0.3 billion from Q1 2014, excluding recalls

•	Repurchased 10 million shares for approximately $0.4 billion

•	GM North America EBIT-adjusted best since company was established in 2009, expanding core operating margin for seventh straight quarter year over year

•	GM Europe increased Opel/Vauxhall share in 11 markets and improved operating performance, despite Russia market challenges

•	First quarter net income of $0.9 billion, up $0.8 billion from first quarter 2014

•	EPS of $0.56, EPS adjusted for special items of $0.86

DETROIT - General Motors Co. (NYSE: GM) today announced first quarter net income attributable to common stockholders of $0.9 billion, or $0.56 per diluted share. The current quarter included a net loss from special items of $0.5 billion, or $(0.30) per diluted share.

Special items in the quarter included $0.4 billion related to the decision to change the company’s business model in Russia and $0.1 billion for an adjustment to the estimated costs of the ignition switch compensation program.

In the first quarter of 2014, GM’s net income attributable to common stockholders was $0.1 billion, or $0.06 per diluted share, including a net loss from special items of $0.4 billion or $(0.23) per diluted share, and the impact of recall-related pre-tax costs of $1.3 billion, or $(0.48) per diluted share.

Earnings before interest and tax (EBIT) adjusted was $2.1 billion and included the impact of $0.1 billion in restructuring costs. This compares to the first quarter of 2014, when the company recorded EBIT-adjusted of $0.5 billion, which included recall-related pre-tax costs of $1.3 billion and $0.3 billion in restructuring costs.

Net revenue in the first quarter of 2015 was $35.7 billion, compared to $37.4 billion in the first quarter of 2014.

“Our results in the first quarter provide a solid foundation to achieve our financial commitments for the year,” said GM CEO Mary Barra. “Continued execution of our plan, including our capital allocation framework, will drive profitable growth, return on invested capital and shareholder value.”

GM Results Overview (in billions except for per share amounts and ROIC)

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	Q1 2015	Q1 2014
Revenue	$35.7	$37.4
Net income attributable to common stockholders	$0.9	$0.1
Earnings per share (EPS) diluted	$0.56	$0.06
Impact of special items on EPS diluted	$(0.30)	$(0.23)
EBIT-adjusted	$2.1	$0.5
Automotive net cash flow from operating activities	$0.0	$2.0
Adjusted automotive free cash flow	$(1.7)	$0.2
% Return on Invested Capital (ROIC)	19.5	16.9

Segment Results

•
GM North America reported EBIT-adjusted of $2.2 billion. This compares with EBIT-adjusted of $0.6 billion in the first quarter of 2014, which included the impact of a $1.3 billion pre-tax charge for recall costs.

•	GM Europe reported EBIT-adjusted of $(0.2) billion. This compares with EBIT-adjusted of $(0.3) billion in the first quarter of 2014, which included $0.2 billion for restructuring costs.

•	GM International Operations reported EBIT-adjusted of $0.4 billion, compared with EBIT-adjusted of $0.3 billion in the first quarter of 2014.

•	GM South America reported EBIT-adjusted of $(0.2) billion, approximately equal to the first quarter of 2014.

•	GM Financial reported earnings before tax of $0.2 billion, matching its results for the first quarter of 2014.

“Key vehicles like our recently launched full and mid-size trucks, and our cost discipline helped us deliver a solid quarter,” said Chuck Stevens, GM executive vice president and chief financial officer. “We continue to take decisive actions to address issues head-on and to drive the company to generate strong results.”

Cash Flow, Capital Return, Liquidity and ROIC

First quarter automotive cash flow from operating activities of $0.0 billion and adjusted automotive free cash flow of $(1.7) billion, were down from $2.0 billion and $0.2 billion a year ago, respectively. The declines in automotive operating and adjusted automotive free cash flows were primarily related to one extra weekly payment cycle to suppliers during the quarter compared with the same quarter a year ago, and cash payments related to recalls and restructuring.

Since announcing its $5 billion common stock repurchase program on March 9, 2015, GM has repurchased 19.4 million shares through April 21. Of this total, 10 million shares were repurchased through the March 31 trading date for approximately $0.4 billion. Additionally, GM paid common stock dividends of approximately $0.5 billion to shareholders during the quarter.

GM ended the quarter with strong total automotive liquidity of $34.2 billion. Automotive cash and marketable securities was $22.1 billion compared with $25.2 billion at year-end 2014.

As previously announced, GM will reinvest in its business with the objective of driving 20 percent or higher average return on invested capital (ROIC) through investments in world-class vehicles and leading technology. Beginning this quarter, the company will report trailing four quarter ROIC. On this basis, ROIC at the end of the quarter was 19.5 percent, compared to 16.9 percent at the end of the first quarter of 2014.

Based on its first quarter results, the company reaffirmed the 2015 annual outlook it communicated on January 14. GM expects its total EBIT adjusted and EBIT-adjusted margin to increase in 2015, compared to 2014, after adjusting 2014 for the impact of recall costs, with improved automotive results anticipated in all regions.

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General Motors Co. (NYSE:GM, TSX: GMM) and its partners produce vehicles in 30 countries, and the company has leadership positions in the world's largest and fastest-growing automotive markets. GM’s brands include Chevrolet and Cadillac, as well as Baojun, Buick, GMC, Holden, Daewoo, Jiefang, Opel, Vauxhall and Wuling. More information on the company and its subsidiaries, including OnStar, a global leader in vehicle safety, security and information services, can be found at http://www.gm.com.

# # #
CONTACTS:

Tom Henderson 313-410-2704 Global Financial Communications tom.e.henderson@gm.com	Randy Arickx 313-268-7070 GM Investor Relations randy.c.arickx@gm.com

Forward-Looking Statements
In this press release and in related comments by our management, our use of the words “plans,” “expect,” “anticipate,” “possible,” “target,” “believe,” “commit,” “intend,” “continue,” “may,” “would,” “could,” “should,” “project,” “appears,” “potential,” “projected,” “upside,” “positioned,” “outlook” or similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors. Among other items, such factors may include: our ability to realize production efficiencies and to achieve reductions in costs as a result of our restructuring initiatives and labor modifications; our ability to maintain quality control over our vehicles and avoid material vehicle recalls and the cost and effect on our reputation of product recalls; our ability to maintain adequate financing sources, including as required to fund our planned significant investment in new technology; the ability of our suppliers to timely deliver parts, components and systems; our ability to realize successful vehicle applications of new technology; overall strength and stability of our markets, particularly outside of North America and China; costs and risks associated with litigation and government investigations including those related to our recent recalls; our ability to remain competitive and our ability to continue to attract new customers, particularly for our new products. General Motors Co. (“GM”)’s most recent annual report on Form 10-K provides information about these and other factors, which we may revise or supplement in future reports to the Securities and Exchange Commission (the "SEC").

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Exhibit 1

General Motors Company and Subsidiaries
Supplemental Material
(Unaudited)

The accompanying tables and charts include earnings before interest and taxes adjusted for special items, presented net of noncontrolling interests (EBIT-adjusted), return on invested capital (ROIC) and Automotive adjusted free cash flow. These metrics are not prepared in accordance with Accounting Principles Generally Accepted in the United States of America (U.S. GAAP) and have not been audited or reviewed by GM's independent auditors. EBIT-adjusted, ROIC and Automotive adjusted free cash flow are considered non-GAAP financial measures.

Management uses EBIT-adjusted to review the operating results of its automotive segments because it excludes interest income, interest expense and income taxes as well as certain additional adjustments. GM Financial uses income before income taxes-adjusted because management believes interest income and interest expense are part of operating results when assessing and measuring the operational and financial performance of the segment.

Management uses ROIC to review investment and capital allocation decisions. GM defines ROIC as EBIT-adjusted for the trailing four quarters divided by average net assets, which is considered to be the average equity balances adjusted for certain assets and liabilities during the same period.

Management uses adjusted free cash flow to review the liquidity of its automotive operations. GM measures adjusted free cash flow as cash flow from operations less capital expenditures adjusted for management actions, primarily related to strengthening its balance sheet, such as accrued interest on prepayments of debt and voluntary contributions to employee benefit plans.

Management uses these non-GAAP measures in its financial and operational decision making processes, for internal reporting and as part of its forecasting and budgeting processes as they provide additional transparency of GM's core operations. These measures allow management to view operating trends, perform analytical comparisons and benchmark performance between periods and among geographic regions.

GM's calculation of these non-GAAP measures may not be comparable to similarly titled measures of other companies due to potential differences between companies in the method of calculation. As a result the use of these non-GAAP measures has limitations and should not be considered in isolation from, or as a substitute for, related U.S. GAAP measures.

The following table summarizes the reconciliation of EBIT-adjusted to its most comparable U.S. GAAP measure, Income before income taxes (dollars in millions):

	Three Months Ended
	March 31, 2015	March 31, 2014
Operating segments
GM North America (GMNA)	$2,182	$557
GM Europe (GME)	(239)	(284)
GM International Operations (GMIO)	371	252
GM South America (GMSA)	(214)	(156)
General Motors Financial Company, Inc. (GM Financial)(a)	214	221
Total operating segments(a)	2,314	590
Corporate and eliminations	(232)	(124)
EBIT-adjusted(b)	2,082	466
Special items	(547)	(427)
Automotive interest income	49	53
Automotive interest expense	(110)	(103)
Net income (loss) attributable to noncontrolling interests	(37)	67
Income before income taxes	$1,437	$56
__________

(a)	GM Financial amounts represent income before income taxes-adjusted.

(b)	GM's automotive operations' interest income and interest expense are recorded centrally in Corporate.

General Motors Company and Subsidiaries
Supplemental Material
(Unaudited)

In the three months ended March 31, 2015 special items consisted of net insurance recoveries related to flood damage of $32 million in its GMNA segment; costs related to the change in GM's business model in Russia of $337 million in its GME segment and $91 million in its GMIO segment, which is net of non-controlling interests; charge related to the ignition switch recall compensation program of $150 million in its Corporate segment; and other of $1 million.

In the three months ended March 31, 2014 special items consisted of Venezuela currency devaluation of $419 million in its GMSA segment and other of $8 million.

The following table summarizes the reconciliation of ROIC (dollars in billions):

	Four Quarters Ended
	March 31, 2015	March 31, 2014
EBIT-adjusted	$8.1	$7.3
Average equity	$39.7	$40.6
Add: Average automotive debt and interest liabilities (excluding capital leases)	7.3	5.6
Add: Average automotive net pension & OPEB liability	27.4	30.3
Less: Average fresh start accounting goodwill	(0.1)	(0.4)
Less: Average net automotive income tax asset	(32.6)	(33.1)
ROIC average net assets	$41.7	$43.0
ROIC	19.5%	16.9%

The following table summarizes the reconciliation of Automotive adjusted free cash flow to Automotive net cash provided by operating activities (dollars in millions):

	Three Months Ended
	March 31, 2015	March 31, 2014
Automotive adjusted free cash flow	$(1,664)	$248
Capital expenditures	1,667	1,752
Automotive net cash provided by operating activities	$3	$2,000

General Motors Company and Subsidiaries
Supplemental Material
(Unaudited)

The following tables summarize key financial information by segment (dollars in millions):

	GMNA	GME	GMIO	GMSA	Corporate	Eliminations	Total Automotive	GM Financial	Eliminations	Total
Three Months Ended March 31, 2015
Total net sales and revenue	$24,676	$4,449	$3,112	$2,092	$35	$—	$34,364	$1,354	$(6)	$35,712
Expenditures for property	$1,101	$244	$180	$139	$3	$—	$1,667	$17	$—	$1,684
Depreciation, amortization and impairment of long-lived assets and finite-lived intangible assets	$1,101	$121	$111	$76	$4	$(1)	$1,412	$345	$—	$1,757
Equity income	$5	$1	$519	$—	$—	$—	$525	$28	$—	$553
	GMNA	GME	GMIO	GMSA	Corporate	Eliminations	Total Automotive	GM Financial	Eliminations	Total
Three Months Ended March 31, 2014
Total net sales and revenue	$24,404	$5,620	$3,230	$3,025	$36	$—	$36,315	$1,097	$(4)	$37,408
Expenditures for property	$1,195	$201	$257	$68	$31	$—	$1,752	$7	$—	$1,759
Depreciation, amortization and impairment of long-lived assets and finite-lived intangible assets	$1,092	$109	$114	$101	$16	$(1)	$1,431	$176	$—	$1,607
Equity income	$4	$3	$598	$—	$—	$—	$605	$—	$—	$605

General Motors Company and Subsidiaries
Supplemental Material
(Unaudited)

	March 31, 2015	December 31, 2014
Worldwide Employment (in thousands)
GMNA	112	110
GME	35	37
GMIO	32	33
GMSA	28	29
GM Financial	7	7
Total Worldwide	214	216

U.S. - Salaried	41	40
U.S. - Hourly	51	51

Vehicle Sales

GM presents both wholesale and retail vehicle sales data to assist in the analysis of its revenue and market share. GM does not currently export vehicles to Cuba, Iran, North Korea, Sudan or Syria. Accordingly, these countries are excluded from industry sales data in the tables below and corresponding calculations of its market share.

Wholesale Vehicle Sales

Wholesale vehicle sales data, which represents sales directly to dealers and others, is the measure that correlates vehicle sales to revenue from the sale of vehicles, which is the largest component of automotive Net sales and revenue. Wholesale vehicle sales exclude vehicles produced by unconsolidated joint ventures. In the three months ended March 31, 2015, 49.5% of GM's wholesale vehicle sales volume was generated outside the U.S. The following table summarizes total wholesale vehicle sales of new vehicles by automotive segment (vehicles in thousands):

	Three Months Ended
	March 31, 2015	March 31, 2014
GMNA	829	807
GME	268	291
GMIO	144	162
GMSA	150	208
Worldwide	1,391	1,468

General Motors Company and Subsidiaries
Supplemental Material
(Unaudited)

Retail Vehicle Sales and Market Share

Retail vehicle sales data, which represents sales to the end customers based upon the good faith estimates of management, including fleets, does not correlate directly to the revenue GM recognizes during the period. However, retail vehicle sales data is indicative of the underlying demand for GM vehicles. Market share information is based primarily on retail vehicle sales volume. In countries where end customer data is not readily available other data sources, such as wholesale or forecast volumes, are used to estimate retail vehicle sales.

Retail vehicle sales data includes all sales by joint ventures on a total vehicle basis, not based on the percentage of ownership in the joint venture. Certain joint venture agreements in China allow for the contractual right to report vehicles sales on non-GM trademarked vehicles by those joint ventures. Retail vehicle sales data includes vehicles sold through the dealer registration channel. This sales channel consists primarily of dealer demonstrator, loaner and self-registered vehicles (primarily in Europe). These vehicles are not eligible to be sold as new vehicles after being registered by dealers. Certain fleet sales that are accounted for as operating leases are included in retail vehicle sales at the time of delivery to the daily rental car companies. The following table summarizes total retail sales volume, or estimated sales volume where retail sales volume is not available, of new vehicles by geographic region (vehicles in thousands):

	Three Months Ended
	March 31, 2015	March 31, 2014
United States
Chevrolet - Cars	179	217
Chevrolet - Trucks	189	144
Chevrolet - Crossovers	108	91
Cadillac	37	40
Buick	50	53
GMC	121	105
Total United States	684	650
Canada, Mexico and Other	106	95
Total North America	790	745
Europe
Opel/Vauxhall	279	271
Chevrolet	12	66
Other	1	—
Total Europe	292	337
Asia/Pacific, Middle East and Africa
Chevrolet	316	319
Wuling	425	461
Buick	228	238
Holden	28	30
GMC	7	7
Cadillac	22	17
Other	112	51
Total Asia/Pacific, Middle East and Africa	1,138	1,123
South America
Chevrolet	178	211
Other	1	—
Total South America	179	211
Total Worldwide	2,399	2,416

General Motors Company and Subsidiaries
Supplemental Material
(Unaudited)

The vehicle sales at GM's China joint ventures presented in the following table are included in GM's retail vehicle sales (vehicles in thousands):

	Three Months Ended
	March 31, 2015	March 31, 2014
SAIC General Motors Sales Co., Ltd.	418	422
SAIC-GM-Wuling Automobile Co., Ltd. and FAW-GM Light Duty Commercial Vehicle Co., Ltd.	521	497

	Three Months Ended
	March 31, 2015	March 31, 2014
Market Share
United States - Cars	12.2%	14.9%
United States - Trucks	23.7%	20.4%
United States - Crossovers	17.6%	17.4%
Total United States	16.9%	17.0%
Total North America	16.4%	16.5%
Total Europe	6.1%	7.2%
Total Asia/Pacific, Middle East and Africa	10.1%	10.0%
Total South America	16.7%	16.3%
Total Worldwide	11.0%	11.1%

U.S. Retail/Fleet Mix
% Fleet Sales - Cars	36.6%	31.7%
% Fleet Sales - Trucks	22.5%	17.8%
% Fleet Sales - Crossovers	21.5%	21.7%
Total Vehicles	26.7%	24.6%

North America Capacity Utilization	100.5%	104.4%

General Motors Company and Subsidiaries
Consolidating Income Statements
(In millions)
(Unaudited)

	Three Months Ended March 31, 2015				Three Months Ended March 31, 2014
	Automotive	GM Financial	Eliminations	Consolidated	Automotive	GM Financial	Eliminations	Consolidated
Net sales and revenue
Automotive	$34,364	$—	$—	$34,364	$36,315	$—	$—	$36,315
GM Financial	—	1,354	(6)	1,348	—	1,097	(4)	1,093
Total net sales and revenue	34,364	1,354	(6)	35,712	36,315	1,097	(4)	37,408
Costs and expenses
Automotive cost of sales	30,677	—	(3)	30,674	34,130	—	(3)	34,127
GM Financial interest, operating and other expenses	—	1,168	—	1,168	—	875	—	875
Automotive selling, general and administrative expense	3,117	—	—	3,117	2,941	—	—	2,941
Total costs and expenses	33,794	1,168	(3)	34,959	37,071	875	(3)	37,943
Operating income (loss)	570	186	(3)	753	(756)	222	(1)	(535)
Automotive interest expense	113	—	(3)	110	104	—	(1)	103
Interest income and other non-operating income, net	241	—	—	241	89	—	—	89
Equity income	525	28	—	553	605	—	—	605
Income (loss) before income taxes	1,223	214	—	1,437	(166)	222	—	56
Income tax expense (benefit)	464	65	—	529	(303)	79	—	(224)
Net income	759	149	—	908	137	143	—	280
Net (income) loss attributable to noncontrolling interests	37	—	—	37	(67)	—	—	(67)
Net income attributable to stockholders	$796	$149	$—	$945	$70	$143	$—	$213

General Motors Company and Subsidiaries
Basic and Diluted Earnings per Share
(Unaudited)

The following table summarizes basic and diluted earnings per share (in millions, except per share amounts):

	Three Months Ended
	March 31, 2015	March 31, 2014
Basic earnings per share
Net income attributable to stockholders	$945	$213
Less: cumulative dividends on Series A preferred stock(a)		(88)
Net income attributable to common stockholders	$945	$125
Weighted-average common shares outstanding	1,617	1,587
Basic earnings per common share	$0.58	$0.08
Diluted earnings per share
Net income attributable to common stockholders - basic	$945	$125
Less: earnings adjustment for dilutive stock compensation rights	—	(17)
Net income attributable to common stockholders - diluted	$945	$108
Weighted-average common shares outstanding - basic	1,617	1,587
Dilutive effect of warrants and restricted stock units	69	104
Weighted-average common shares outstanding - diluted	1,686	1,691
Diluted earnings per common share	$0.56	$0.06
________

(a)	Includes earned but undeclared dividends of $15 million on GM's Series A preferred stock in the three months ended March 31, 2014.

General Motors Company and Subsidiaries
Consolidating Balance Sheets
(In millions)
(Unaudited)

	March 31, 2015				December 31, 2014
	Automotive	GM Financial	Eliminations	Consolidated	Automotive	GM Financial	Eliminations	Consolidated
ASSETS
Current Assets
Cash and cash equivalents	$13,655	$2,121	$—	$15,776	$15,980	$2,974	$—	$18,954
Marketable securities	8,409	—	—	8,409	9,222	—	—	9,222
Restricted cash and marketable securities	126	1,288	—	1,414	136	1,202	—	1,338
Accounts and notes receivable, net	11,816	640	(887)	11,569	9,396	788	(1,106)	9,078
GM Financial receivables, net	—	16,290	(163)	16,127	—	16,705	(177)	16,528
Inventories	14,051	—	—	14,051	13,642	—	—	13,642
Equipment on operating leases, net	4,563	—	—	4,563	3,564	—	—	3,564
Deferred income taxes	9,445	259	—	9,704	9,440	320	—	9,760
Other current assets	1,362	256	—	1,618	1,410	174	—	1,584
Total current assets	63,427	20,854	(1,050)	83,231	62,790	22,163	(1,283)	83,670
Non-current Assets
Restricted cash and marketable securities	64	561	—	625	67	868	—	935
GM Financial receivables, net	—	16,180	—	16,180	—	16,006	—	16,006
Equity in net assets of nonconsolidated affiliates	8,827	929	—	9,756	8,350	—	—	8,350
Property, net	27,579	176	—	27,755	27,570	173	—	27,743
Goodwill and intangible assets, net	4,841	1,456	—	6,297	4,945	1,465	—	6,410
GM Financial equipment on operating leases, net	—	8,939	—	8,939	—	7,060	—	7,060
Deferred income taxes	24,809	(27)	—	24,782	25,439	(25)	—	25,414
Other assets	2,580	410	(637)	2,353	2,573	151	(635)	2,089
Total non-current assets	68,700	28,624	(637)	96,687	68,944	25,698	(635)	94,007
Total Assets	$132,127	$49,478	$(1,687)	$179,918	$131,734	$47,861	$(1,918)	$177,677
LIABILITIES AND EQUITY
Current Liabilities
Accounts payable (principally trade)	$25,145	$771	$(729)	$25,187	$22,463	$716	$(650)	$22,529
Short-term debt and current portion of long-term debt
Automotive	733	—	(322)	411	1,131	—	(631)	500
GM Financial	—	13,940	—	13,940	—	14,488	—	14,488
Accrued liabilities	27,074	730	—	27,804	27,444	741	(1)	28,184
Total current liabilities	52,952	15,441	(1,051)	67,342	51,038	15,945	(1,282)	65,701
Non-current Liabilities
Long-term debt
Automotive	8,722	—	—	8,722	8,910	—	—	8,910
GM Financial	—	25,185	—	25,185	—	22,943	—	22,943
Postretirement benefits other than pensions	6,089	—	—	6,089	6,229	—	—	6,229
Pensions	22,106	100	—	22,206	23,676	112	—	23,788
Other liabilities	12,784	1,403	(636)	13,551	13,396	1,322	(636)	14,082
Total non-current liabilities	49,701	26,688	(636)	75,753	52,211	24,377	(636)	75,952
Total Liabilities	102,653	42,129	(1,687)	143,095	103,249	40,322	(1,918)	141,653
Commitments and contingencies
Equity
Common stock	16	—	—	16	16	—	—	16
Additional paid-in capital	28,819	—	—	28,819	28,937	—	—	28,937
Retained earnings	6,697	8,128	—	14,825	6,604	7,973	—	14,577
Accumulated other comprehensive loss	(6,552)	(779)	—	(7,331)	(7,639)	(434)	—	(8,073)
Total stockholders’ equity	28,980	7,349	—	36,329	27,918	7,539	—	35,457
Noncontrolling interests	494	—	—	494	567	—	—	567
Total Equity	29,474	7,349	—	36,823	28,485	7,539	—	36,024
Total Liabilities and Equity	$132,127	$49,478	$(1,687)	$179,918	$131,734	$47,861	$(1,918)	$177,677

General Motors Company and Subsidiaries
Consolidating Statements of Cash Flows
(In millions)
(Unaudited)

	Three Months Ended March 31, 2015				Three Months Ended March 31, 2014
	Automotive	GM Financial	Reclassification(a)	Consolidated	Automotive	GM Financial	Reclassification(a)	Consolidated
Net cash provided by operating activities	$3	$540	$(168)	$375	$2,000	$376	$(400)	$1,976
Cash flows from investing activities
Expenditures for property	(1,667)	(17)	—	(1,684)	(1,752)	(7)	—	(1,759)
Available-for-sale marketable securities, acquisitions	(1,634)	—	—	(1,634)	(891)	—	—	(891)
Trading marketable securities, acquisitions	(522)	—	—	(522)	(302)	—	—	(302)
Available-for-sale marketable securities, liquidations	2,467	—	—	2,467	1,055	—	—	1,055
Trading marketable securities, liquidations	386	—	—	386	332	—	—	332
Acquisition of companies/investments, net of cash acquired	(2)	(1,049)		(1,051)	—	—		—
Increase in restricted cash and marketable securities	(54)	(167)	—	(221)	(25)	(256)	—	(281)
Decrease in restricted cash and marketable securities	55	13	—	68	50	109	—	159
Purchases of finance receivables	—	(4,235)	168	(4,067)	—	(3,700)	400	(3,300)
Principal collections and recoveries on finance receivables	—	2,814	—	2,814	—	2,639	—	2,639
Purchases of leased vehicles, net	—	(2,252)	—	(2,252)	—	(620)	—	(620)
Proceeds from termination of leased vehicles	—	185	—	185	—	123	—	123
Other investing activities	38	5	—	43	8	—	—	8
Net cash provided by (used in) investing activities	(933)	(4,703)	168	(5,468)	(1,525)	(1,712)	400	(2,837)
Cash flows from financing activities
Net increase (decrease) in short-term debt	(100)	198	—	98	(67)	451	—	384
Proceeds from issuance of debt (original maturities greater than three months)	8	6,147	—	6,155	223	5,460	—	5,683
Payments on debt (original maturities greater than three months)	(53)	(3,056)	—	(3,109)	(197)	(4,567)	—	(4,764)
Payments to purchase stock	(300)	—		(300)	—	—		—
Dividends paid	(488)	—	—	(488)	(571)	—	—	(571)
Other financing activities	44	(41)	—	3	9	(23)	—	(14)
Net cash provided by (used in) financing activities	(889)	3,248	—	2,359	(603)	1,321	—	718
Effect of exchange rate changes on cash and cash equivalents	(343)	(101)	—	(444)	(450)	(2)	—	(452)
Net transactions with Automotive/GM Financial	(163)	163	—	—	(105)	105	—	—
Net increase (decrease) in cash and cash equivalents	(2,325)	(853)	—	(3,178)	(683)	88	—	(595)
Cash and cash equivalents at beginning of period	15,980	2,974	—	18,954	18,947	1,074	—	20,021
Cash and cash equivalents at end of period	$13,655	$2,121	$—	$15,776	$18,264	$1,162	$—	$19,426
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(a)	Reclassification of purchases/collections of wholesale finance receivables resulting from vehicles sold by GM to dealers that have arranged their inventory floor plan financing through GM Financial.